                             HGK FIXED INCOME FUND
                             HGK EQUITY VALUE FUND
                             HGK MID CAP VALUE FUND

                         SCHEDULE DATED AUGUST 15, 1999
                        TO THE ADMINISTRATION AGREEMENT
                            DATED NOVEMBER 14, 1991
                      AS AMENDED AND RESTATED MAY 17, 1994
                                    BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                     SEI INVESTMENTS MUTUAL FUNDS SERVICES


Fees: Pursuant to Article 6, Section A, the Trust shall pay the Administrator compensation for services rendered to the HGK Fixed Income Portfolio, the HGK Equity Value Portfolio and HGK Mid Cap Value Portfolio (the "Portfolios") at an annual rate equal to the higher of a minimum of $75,000 per Portfolio and $15,000 per each additional class of shares of the Portfolios, or at an annual rate of the Portfolios' average daily net assets according to the following schedule.

          ----------------------------------------------------------------------
               FEE (ON AVERAGE ANNUAL             ASSETS IN PORTFOLIOS
                       ASSETS)
          -------------------------------- -------------------------------------
                         .18%                     To $250 million
          -------------------------------- -------------------------------------
                         .14%                    Next $250 million
          -------------------------------- -------------------------------------
                         .10%                    Over $500 million
          ----------------------------------------------------------------------

Term: Pursuant to Article 9, the term of this Agreement shall commence on August 15, 1999 and shall remain in effect with respect to the Portfolio for 5 years ("Initial Term"). This Agreement shall continue in effect for successive periods of 2 years after the Initial Term, unless terminated by either party on not less than 90 days prior written notice to the other party. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may immediately terminate this Agreement.